Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective, by and between 9 Feb 2020 Sensei Biotherapeutics, Inc. (the “Company”) and Robert Pierce, M.D. (the “Employee”).

The Company desires to employ the Employee, in the capacity of full-time Chief Scientific Officer pursuant to the terms of this Agreement and, in connection therewith, to compensate the Employee for Employee’s personal services to the Company; and

The Employee wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 At-Will Employment. Employee shall be employed by the Company on an “at-will” basis, meaning either the Company or Employee may terminate Employee’s employment at any time, with or without cause or advanced notice. Any contrary representations that may have been made to Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Employee and the Company on the “at - will” nature of Employee’s employment with the Company, which may be changed only in an express written agreement signed by Employee and a duly authorized officer of the Company. Employee’s rights to any compensation following a termination shall be only as set forth in Section 6.

1.2 Position. Subject to the terms set forth herein, the Company agrees to employ Employee, initially in the position of Chief Scientific Officer, and Employee hereby accepts such employment. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company.

1.3 Start Date. Employee’s employment with the Company shall commence on a date mutually agreed to in writing by Employee and the Company. The date Employee actually commences working for the Company is referred to as Employee’s “Start Date.” Prior to the Start Date or in the event that Employee does not commence employment with the Company under this Agreement, the Company shall have no obligation to provide Employee with compensation and benefits (including, but not limited to, the “Severance Benefits” stated in Section 6.1).

1.4 Duties. Employee will report to the President and Chief Executive Officer performing such duties as are normally associated with his then current position and such duties as are assigned to him from time to time, subject to the oversight and direction of the President and Chief Executive Officer. In general, and without limitation, Employee will: oversee the scientific functions of the Company, develop new technologies and products in line with the Company’s mission, coordinate research activities by actively recruiting and retaining scientific staff, and represent the science of the Company in scientific forums and shareholder events. Employee shall perform his duties under this Agreement principally out of the Company’s research lab to be established in the Cambridge, Massachusetts area or such other location as assigned. In addition, Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.5 Level of Commitment. The Company and Employee agree that Employee is intended to serve in a full-time capacity in his role with the Company, but acknowledge that Employee may be required to provide a staged transition to his current employer, the Fred Hutchinson Cancer Research Center (“FHCRC”), between the Start Date and July 1, 2020 (the “Transition Period”). In the event that Employee is not able to perform his duties to the Company on a full-time basis during some or all of the Transition Period, then Employee agrees that his Base Salary (as defined below) and Annual Bonus (as defined below) shall be reduced commensurate with the reduced schedule he is working for the Company during the Transition Period. Employee agrees that he will be working for the Company in a full-time capacity no later than July 1, 2020.

1.6 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.7 Insurance. While this Agreement is in effect, for actions within the scope of Employee’s employment, the Company will include Employee as an insured at a level comparable to similarly-situated employees at the Company in its Directors and Officers Liability insurance policy in effect from time to time.

2. COMPENSATION.

2.1 Salary. Employee shall initially receive for Employee’s services to be rendered hereunder an initial annualized base salary of $340,000 (“Base Salary”). The Base Salary is subject to review and adjustment from time to time by the Company in its sole discretion. The Base Salary is payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices.

2.2 Bonus.

(a) Annual Bonus. Employee shall be eligible to earn an annual performance bonus of up to 30% (the “Target Percentage”) of his then-current Base Salary (“Annual Bonus”). The Annual Bonus will be based upon the Company’s assessment of the Employee’s performance, the Company’s attainment of targeted goals as set by the Company’s Board of Directors (the “Board”) in its sole discretion, overall economic conditions and forecasts, and related financial factors, all as determined by the Company in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Company will determine whether the Employee has earned the Annual Bonus, and the amount of any Annual Bonus (which can be less than the Target Percentage), based on the set criteria. No amount of the Annual Bonus is guaranteed, and the Employee must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. Notwithstanding the foregoing, Employee will be eligible for a prorated Annual Bonus for 2020, subject to the eligibility criteria in this Section 2.2 and provided that such Annual Bonus for 2020 (if any) will be prorated based upon the number of days during which he was employed by the Company in 2020 (commencing on the Start Date). The Employee’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

(b) Loan Repayment Bonus. If Employee is required to repay a portion of the home loan forgiveness provided by FHCRC, then Employee shall be eligible to earn an additional one-time bonus equivalent to such amount that Employee is required to repay to FHCRC to a maximum of $20,000 (the “Repayment Amount”), subject to applicable payroll deductions and withholdings (the “Loan Repayment Bonus”). As a condition to earning the Loan Repayment Bonus, Employee must provide credible documentation to the Company of the Repayment Amount no later than one (1) month following the Start Date (the “Documentation Requirement”). The Loan Repayment Bonus will be paid in a lump sum on the Company’s second ordinary payroll date after the date that Employee satisfies the Documentation Requirement, provided that Employee remains employed by the Company through such date of payment. If Employee resigns from the Company for any reason or if the Company terminates Employee’s employment for Cause (as defined below) within eighteen (18) months following the Start Date, Employee must repay to the Company the Loan Repayment Bonus which was previously provided to Employee, on a pre-tax basis.

2.3 Stock Option. Subject to approval of the Board, Employee will be granted an option to purchase 10,000,000 shares of the Company’s common stock (the “Option”), pursuant and subject to the Company’s 2018 Stock Incentive Plan (the “Plan”) and other documents issued in connection with the grant (the “Option Documents”), at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board in its sole discretion. The vesting commencement date of the Option will be the Start Date (the “Vesting Commencement Date”). The Option will vest according to the following schedule: four-year vesting with 25% of the shares subject to the Option vesting upon the one year anniversary of the Vesting Commencement Date and the balance of the shares vesting in equal installments each month thereafter over the thirty-six (36) month period to follow, subject to Employee being employed by the Company on such dates. The specific terms and conditions of the Option will be as set forth in the Plan, grant notice, option agreement and other applicable documents, which Employee may be required to sign.

2.4 Expense Reimbursement.

(a) General Expense Reimbursement. The Company will reimburse Employee for all reasonable, documented business expenses incurred in connection with his services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures as may be in effect from time to time.

(b) Contingent Relocation Expenses. If Employee relocates his primary residence to the Cambridge, Massachusetts area on or before the date that is twelve (12) months following the Start Date, then the Company will provide Employee with up to $25,000 (the “Relocation Amount”) in connection with such relocation of Employee’s principal residence. Acceptable uses of the Relocation Amount include (i) expenses related to moving household goods and personal effects including hiring professional movers or renting a moving vehicle and packing supplies; (ii) the cost paid for standard carrier insurance while in transit; (iii) mileage reimbursement at the federal mileage rate to drive Employee’s personal vehicle(s) to the new location; (iv) travel costs, including airfare or other public transportation and lodging for Employee and his immediate family members between his old and new homes; and (v) offsetting Employee’s closing costs for buying and/or selling a home (collectively “Relocation Expenses”). Appropriate supporting documentation (i.e., itemized receipts) of the Relocation Expenses must be submitted within sixty (60) days after the date that each such Relocation Expense is incurred and prior to reimbursement. Any Relocation Amount will be paid with respect to any Relocation Expense no later than thirty (30) days after the date Employee submits appropriate supporting documentation. The Company will withhold from any Relocation Amount any applicable income and employment tax withholdings, as determined in its reasonable, good faith judgment, and Employee will be responsible for paying any taxes on these reimbursements to the extent that they are taxable income under applicable tax law. If Employee resigns from the Company for any reason or if the Company terminates Employee’s employment for Cause (as defined below) within eighteen (18) months following the Start Date, Employee must repay to the Company the full Relocation Amount which was previously provided to Employee, on a pre-tax basis, and Employee will forfeit all rights to be paid any additional Relocation Amount not yet paid as of the date of termination.

(c) Contingent Down Payment. If Employee elects not to relocate his primary residence to the Cambridge, Massachusetts area (and therefore has not received any portion of the Relocation Amount), but nonetheless purchases a residence in the Cambridge, Massachusetts area on or before the date that is twelve (12) months following the Start Date, then, subject to submission to the Company of appropriate supporting documentation, the Company will reimburse Employee for up to $25,000 of the down payment for such additional residence (the “Partial Down Payment Reimbursement”). Appropriate supporting documentation of the Partial Down Payment Reimbursement must be submitted within sixty (60) days after date Employee makes such down payment. Any Partial Down Payment Reimbursement will be paid no later than thirty (30) days after the date Employee submits appropriate supporting documentation. The Company will withhold from the Partial Down Payment Reimbursement any applicable income and employment tax withholdings, as determined in its reasonable, good faith judgment, and Employee will be responsible for paying any taxes on these reimbursements to the extent that they are taxable income under applicable tax law. If Employee resigns from the Company for any reason or if the Company terminates Employee’s employment for Cause (as defined below) within eighteen (18) months following the Start Date, Employee must repay to the Company the Partial Down Payment Reimbursement which was previously provided to Employee, on a pre-tax basis. For the avoidance of doubt, Employee is not eligible to receive both the Relocation Amount and the Partial Down Payment Reimbursement and receipt of one will foreclose receipt of the other.

(d) Travel Expenses. While this Agreement is in effect (commencing on the Start Date) and so long as Employee’s primary residence remains in Washington State, the Company will reimburse Employee for reasonable travel expenses from his home in Washington State to the Cambridge, Massachusetts and Gaithersburg, Maryland areas, in a combined maximum gross amount of $1,250.00 per month (less any required withholding and/or deductions required by applicable law) (“Travel Expenses”). The Company shall reimburse such Travel Expenses within thirty (30) days of receipt of an invoice or other documentation that complies with Company policies, provided that Employee submits such receipts and other documentation within sixty (60) days following the date such Travel Expenses are incurred.

(e) Housing Expenses. While this Agreement is in effect and until the earliest of (i) such date that Employee relocates his primary residence to the Cambridge, Massachusetts area; (ii) such date that Employee purchases an additional residence in the Cambridge, Massachusetts area; or (iii) the date that is one (1) year following the Start Date, provided that the Company may, in its sole discretion, extend the date to two (2) years following the Start Date by written consent; the Company will reimburse Employee for reasonable corporate housing in the Cambridge, Massachusetts area in a maximum gross amount of $2,000 per month, less deductions and withholdings required by applicable law, if any (the “Housing Expenses”). The Company shall reimburse such Housing Expenses within thirty (30) days of receipt of an invoice or other documentation that complies with Company policies, provided that Employee submits such receipts and other documentation within sixty (60) days following the date such Housing Expenses are incurred.

(f) Professional Expenses. The Company agrees to reimburse Employee for reasonable expenses incurred in connection with his professional duties, including (i) expenses pertaining to the maintenance of Employee’s one (1) active state medical license; (ii) expenses of Employee’s attendance at continued medical education required to maintain licensure; and (iii) dues payable to the following critical professional societies: SITC, ASCO, AACR, and College of American Pathologists ((i)

through (iii) collectively, “Professional Expenses”). The Company shall reimburse such Professional Expenses within thirty (30) days of receipt of an invoice or other documentation that complies with Company policies, provided that Employee submits such receipts and other documentation within sixty (60) days following the date each such Professional Expense is incurred.

(g) 409A. For the avoidance of doubt, to the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION, AND NON-COMPETITION OBLIGATIONS. Contemporaneously with this Agreement and as a condition of employment, Employee agrees to sign and abide by the Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) attached hereto as Exhibit A. The Confidential Information Agreement may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4. OUTSIDE ACTIVITIES. Subject to Section 1.5 and except with the prior written consent of the Company’s President and Chief Executive Officer, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve; (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee’s duties; (iii) the consulting and other activities stated in Exhibit B, provided that such activities do not interfere with Employee’s full performance of duties under this Agreement and do not pose a conflict of interest in the determination of the President and Chief Executive Officer; and (iv) such other activities as may be specifically approved by the President and Chief Executive Officer as activities that do not interfere with Employee’s full performance of duties under this Agreement and do not pose a conflict of interest. For the avoidance of doubt, with respect to (iv) of this Section 4, Employee may enter into engagements to serve on advisory boards or to provide consulting services after the Start Date so long as Employee has first disclosed such proposed engagements to the President and Chief Executive Officer and obtained consent for such engagements. This restriction shall not, however, preclude Employee from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company. Promptly following the Start Date, Employee agrees to terminate all existing outside activities that the President and Chief Executive Officer deem to pose an unresolvable conflict with the Company’s interests. Likewise, Employee agrees to decline any engagements under (iv) of this Section 4 that the President and Chief Executive Officer deem to pose an unresolvable conflict with the Company’s interests.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Employee represents that Employee’s performance of all the terms of this Agreement and as an Employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Employee’s employment relationship with the Company is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not alter this at-will status.

6.1 Termination by the Company Without Cause or for Good Reason.

(a) The Company shall have the right to terminate Employee’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(a) below) by giving notice as described in Section 6.6 of this Agreement. A termination pursuant to Section 6.4 or 6.5 below is not a termination without “ Cause” for purposes of receiving the benefits described in this Section 6.1.

(b) If the Company terminates Employee’s employment at any time without Cause or Employee terminates his employment with the Company for “Good Reason” (as defined in Section 6.1(g) below), then Employee shall be entitled to receive the Accrued Obligations (defined in 6.1(d) below). If such termination without Cause constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and Employee complies with the obligations in Section 6.1(c) below, Employee shall also be eligible to receive the following “Severance Benefits”:

(i) The Company will pay Employee an amount equal to Employee’s then current Base Salary for nine (9) months, less all applicable withholdings and deductions (“Severance”), paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.

(ii) If Employee timely elects continued coverage under COBRA, or state continuation coverage (as applicable), for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the portion of the COBRA, or state continuation coverage, premiums, which is equal to the cost of the coverage that the Company was paying as of the date of termination, necessary to continue Employee’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) nine (9) months following the termination date; (ii) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such portion of the premiums pursuant to this Section, the Company shall pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the portion of such COBRA or state continuation coverage premium that would have been paid by the Company for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Employee of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iii) Notwithstanding the terms of any equity plan or award agreement to the contrary, the unvested portion of all time-based equity awards outstanding on the date of Employee’s termination that would have vested over the six (6) month period following the date of Employee’s termination had he remained continuously employed by the Company during such period will be automatically vested and exercisable as of the Separation Date (as defined below).

(c) Employee will be paid all of the Accrued Obligations on the Company’s first payroll date after Employee’s date of termination from employment or earlier if required by law. Employee shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement if: (i) by the 60th day following the date of Employee’s Separation from Service, he has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which will include a non-competition clause, which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if he holds any other positions with the Company or any Affiliate, including a position on the Board, he resigns such position(s) to be effective no later than the date of Employee’s termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Employee may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

(d) For purposes of this Agreement, “Accrued Obligations” are Employee’s accrued but unpaid salary and accrued but unused vacation days, each through the date of termination, (ii) any unreimbursed business expenses incurred by Employee payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Employee under any qualified retirement plan or health and welfare benefit plan in which Employee was a participant in accordance with applicable law and the provisions of such plan.

(e) The Severance Benefits provided to Employee pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy, program, or prior agreement with the Company.

(f) Any damages caused by the termination of Employee’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Employee is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(g) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Employee’s consent: (i) a material reduction in Employee’s Base Salary of at least 10%;(ii) a material reduction in Employee’s duties, authority and responsibilities relative to Employee’s duties, authority, and responsibilities in effect immediately prior to such reduction; (iii) the relocation of Employee’s principal place of employment, without Employee’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation, provided, however, that Employee’s relocation to the Cambridge, Massachusetts area shall not constitute Good Reason; or (iv) any material breach of this Agreement by Company; provided, however, that, any such termination by Employee shall only be deemed for Good Reason pursuant to this definition if: (1) Employee gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Employee, already informed Employee that his employment with the Company is being terminated; and (4) Employee voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

6.2 Termination by the Company for Cause.

Subject to Section 6.2(b) below, the Company shall have the right to terminate Employee’s employment with the Company at any time for Cause by giving notice as described in Section 6.6 of this Agreement.

(a) “Cause” for termination shall mean that the Company has determined in its sole discretion that Employee has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of the Company; (vi) negligence or incompetence in the performance of Employee’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

(b) In the event Employee’s employment is terminated at any time for Cause, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.3 Resignation by the Employee (other than for Good Reason)

(a) Employee may resign for any reason from Employee’s employment with the Company at any time by giving notice as described in Section 6.6.

(b) In the event Employee resigns from Employee’s employment with the Company (other than for Good Reason), Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.4 Termination by Virtue of Death or Disability of the Employee.

(a) In the event of Employee’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Employee’s legal representatives Employee’s Accrued Obligations. In the event Employee’s employment is terminated based on Employee’s death, neither Employee nor his legal representatives will be eligible for the Severance Benefits; provided, however, if Employee’s legal representative comply with the Release requirement stated in Section 6.1(c) above, then Employee’s Option may be exercised as to any vested shares subject to the Option through the earlier of: (i) the twelve (12) month anniversary of Employee’s death, or (ii) the original expiration date applicable to the Option, unless terminated earlier in accordance with the terms of the Plan and Option Documents. Except as provided in this Agreement, all terms, conditions and limitations applicable to the Option will remain in full force and effect pursuant to the Plan and Option Documents; provided however, Employee acknowledge that this Section 6.4(a) sets forth the full agreement between the parties as to the extension of the exercise period of Employee’s Option as of the date of this Agreement. The Company makes no representations or guarantees regarding the status of Employee’s Option as an incentive stock option (“ISO”). Employee understands and agrees that a modification of an option that is an ISO (including an extension of the exercise period) may result in such option becoming a non-qualified stock option (“NSO”) for federal tax purposes, which may be less favorable to Employee (or Employee’s legal representative for the purpose of this Section 6.4(a)) from a tax standpoint. Likewise, to the extent any option granted as an ISO (and which has retained its ISO status) is exercised with respect to any vested shares later than the date that is three (3) months following the termination date, such option will be treated as an NSO for federal tax purposes, and Employee (or Employee’s legal representative for the purpose of this Section 6.4(a)) will be obligated to satisfy tax obligations that arise when exercising the Option. No shares of the Company’s common stock will be issued in respect of the exercise of any option unless and until Employee (or Employee’s legal representative for the purpose of this Section 6.4(a)) satisfies all applicable tax obligations. Employee acknowledges that the Company is not providing tax advice to Employee and that Employee has been advised by the Company to seek independent tax advice with respect to the exercise of the Option.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Employee, to terminate this Agreement based on the Employee’s Disability (as defined below). Termination by the Company of the Employee’s employment based on “Disability” shall mean termination because the Employee is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee’s employment is terminated based on the Employee’s Disability, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.5 Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.5, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.6 Notice; Effective Date of Termination.

(a) Termination of Employee’s employment (the “Separation Date”) pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Employee of Employee’s termination, with or without Cause, unless pursuant to Section 6.2(b)(vi) in which case ten (10) days after notice if not cured, or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon the Employee’s death;

(iii) immediately after the Company gives written notice to Employee of Employee’s termination on account of Employee’s Disability, unless the Company specifies a later Separation Date, in which case, termination shall be effective as of such later Separation Date, provided that Employee has not returned to the full time performance of Employee’s duties prior to such date;

(iv) except as addressed by Section 6.6(a)(v), forty-five (45) days after the Employee gives written notice to the Company of Employee’s resignation, provided that the Company may set a Separation Date at any time between the date of notice and the date of resignation, in which case the Employee’s resignation shall be effective as of such other date. Employee will receive compensation through any required notice period; or

(v) for a termination for Good Reason, immediately upon Employee’s full satisfaction of the requirements of Section 6.1(g).

(b) In the event notice of a termination under subsection (a)(i) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.7 Cooperation With Company After Termination of Employment. Following termination of Employee’s employment for any reason, Employee shall reasonably cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

6.8 Effect of Termination. Employee agrees that should Employee’s employment be terminated for any reason, Employee shall be deemed to have resigned from any and all positions with the Company and its subsidiaries.

6.9 Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Employee’s Separation From Service, or (b) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Employee a lump sum amount equal to the sum of the payments and benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. All reimbursements provided under this Agreement shall be subject to the following requirements: (i) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year, (ii) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit. It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify Employee for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll or Employee’s company-provided email address, or at such other address as the Company or the Employee may designate by ten (10) days advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Employee or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and may enter into separate agreements related to equity awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

7.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Massachusetts.

7.9 Resolution of Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Employee ‘s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Employee’s employment, or the termination of Employee’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Boston, Massachusetts by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Employee upon request. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. Employee and the Company shall equally share all JAMS’ arbitration fees. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Employee intends to bring multiple claims, including a sexual harassment claim, the sexual harassment may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

SENSEI BIOTHERAPEUTICS, INC.

By:	/s/ John Celebi
Name: John Celebi
Title: President and Chief Executive Officer

Employee:

/s/ Robert Pierce, M.D.
Robert Pierce, M.D.

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Exhibit B

OUTSIDE ACTIVITIES

OncoSec Medical

Apros Therapeutics, Inc.

IgM Biosciences, Inc.

Immunomic Therapeutics, Inc. (resigning)

Juno Therapeutics, Inc.

Pulse Biosciences

Abbvie

Calithera Biosciences

Minerva Biosciences

AstraZeneca

Exicure Therapeutics

X4-Pharma

Incyte Pharmaceuticals

Neoleukin Therapeutics

Alvaxa Biosciences

Hope Farms, LLC